EXHIBIT 21.1

                      SUBSIDIARIES OF ADVENT SOFTWARE, INC.


Name                               State of Incorporation
------------------------           ----------------------
MicroEdge, Inc.                    New York
Advent Technology, Inc.            Delaware
Bold Software, Inc.                New York
Advent Australia                   Australia
HubData, Inc.                      Massachusetts
Data Exchange, Inc.                Pennsylvania
Second Street Securities           Delaware


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